EXHIBIT 3.1
THIRD AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
METROPCS COMMUNICATIONS, INC.
Pursuant to Sections 242 and 245
of the Delaware General Corporation Law (“DGCL”)
     The undersigned, Roger D. Linquist, hereby certifies that,
     ONE: He is the duly elected and acting President and Chief Executive Officer of MetroPCS Communications, Inc. (the “Corporation”).
     TWO: The original certificate of incorporation of the Corporation was filed in the Office of the Secretary of State of the State of Delaware on March 10, 2004 pursuant to the DGCL.
     THREE: The directors and the stockholders of the Corporation, in accordance with Sections 242 and 245 of the DGCL, have adopted and approved this Third Amended and Restated Certificate of Incorporation.
     The certificate of incorporation of the Corporation is hereby amended and restated to read in its entirety as follows:
ARTICLE I
CORPORATE NAME
     The name of the Corporation is MetroPCS Communications, Inc.
ARTICLE II
REGISTERED ADDRESS AND AGENT
     The address of the registered office of the Corporation in the State of Delaware is 2711 Centerville Road, City of Wilmington, County of New Castle. The name of its registered agent at such address is Corporation Service Company.
ARTICLE III
NATURE OF BUSINESS
     The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the DGCL.
ARTICLE IV
AUTHORIZED CAPITAL STOCK
     (A) General. The Corporation is authorized to issue two (2) classes of capital stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares which the Corporation is authorized to issue is One Billion One Hundred Million (1,100,000,000) shares. One Billion (1,000,000,000) shares shall be Common Stock, par value $0.0001 per share, and One Hundred Million (100,000,000) shares shall be Preferred Stock, par value $0.0001 per share.
     (B) Preferred Stock.
          1. The Preferred Stock may be issued from time to time in one or more series and in such amounts as may be determined by the Board of Directors or by order or decree of a court of competent jurisdiction over the Corporation administering any applicable statute of the United States relating to plans of reorganization of corporations, subject to any qualifications, limitations and restrictions set forth elsewhere in this Article IV. The voting powers, designations, preferences and relative, participating, optional or other special rights, if any, and the qualifications, limitations or restrictions thereof, if any, of each series of the Preferred Stock shall be such as are fixed by the Board of Directors or fixed by such court, the authority to do so being hereby expressly granted, and as are stated and expressed in a resolution or resolutions adopted by the Board of Directors or in an order or decree of such court providing for the issue of such series of Preferred Stock (herein called the “Certificate of Designation”). The Certificate of Designation as to any series shall, subject to any qualifications, limitations and restrictions set forth elsewhere in this Article IV, (a) designate the series, (b) fix the dividend rate, if any, of such series, the payment dates for dividends on shares of such series and the date or dates, or the method of determining the date or dates, if any, from which dividends on shares of such series shall be cumulative, (c) fix the amount or amounts payable on shares of such series upon voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, (d) state the price or prices or rate or rates, and adjustments, if any, at which, and the time or times and the terms and conditions upon which, the shares of such series may be redeemed at the option of the Corporation or at the option of the holder or holders of shares of such series or upon the occurrence of a specified event, and state whether such shares may be redeemed for cash, property or rights, including securities of the Corporation or other equity securities; and such Certificate of Designation may (i) limit the number of shares of such series that may be issued, (ii) provide for a sinking fund for the purchase or redemption of shares of such series and specify the terms and conditions governing the operations of any such fund, (iii) grant voting rights to the holders of shares of such series, (iv) impose conditions or restrictions upon the creation of indebtedness of the Corporation or upon the issuance of additional Preferred Stock or other capital stock ranking on a parity therewith, or prior thereto, with respect to dividends or distribution of assets upon liquidation, (v) impose conditions or restrictions upon the payment of dividends upon, or the making of other distributions to, or the acquisition of, shares ranking junior to such series with respect to dividends or distributions of assets upon liquidation, (vi) state the time or times, the price or prices or the rate or rates of exchange and other terms, conditions and adjustments upon which shares of any such series may be made convertible into, or exchangeable for, at the option of the holder or the Corporation or upon the occurrence of a specified event, shares of any other class or classes or of any other series of Preferred Stock or any other class or classes of stock or other securities of the Corporation, and (vii) grant such other special rights and impose such qualifications, limitations or restrictions thereon as shall be fixed by the Board of Directors or such court, to the extent not inconsistent with this Article IV and to the full extent now or hereafter permitted by the laws of the State of Delaware.

          2. Preferred Stock that is redeemed, purchased or retired by the Corporation shall assume the status of authorized and unissued Preferred Stock and may thereafter, subject to the provisions of any Certificate of Designation providing for the issue of any particular series of Preferred Stock, be reissued in the same manner as authorized and unissued Preferred Stock.
     (C) Common Stock. All shares of Common Stock shall be identical except as expressly set forth in this Article IV. Each share of Common Stock shall have attributed to it the number of votes set forth in Section (E) below.
     (D) Rights of Holders of Capital Stock.
          1. Holders of Preferred Stock. Except as such rights may be specifically limited herein, the rights of holders of Preferred Stock shall be as set forth in any Certificate of Designation relating thereto.
          2. Holders of Common Stock. The rights of holders of Common Stock shall be as set forth in this Section 2, except with respect to such rights as are set forth in Section (E) of this Article IV.
               (a) Dividend Rights. Subject to the prior rights of holders of all classes of stock at the time outstanding having prior rights as to dividends, the holders of the Common Stock shall be entitled to receive, when and as declared by the Board of Directors, out of any assets of the Corporation legally available therefor, such dividends, distributed ratably among the holders of the Common Stock in proportion to the number of shares of such stock owned by each such holder, as may be declared from time to time by the Board of Directors.
               (b) Liquidation Preference. Subject to the prior rights of holders of all classes of stock at the time outstanding having prior rights as to distributions in the event of liquidation, dissolution or winding up of the Corporation, and after any and all distributions are made in accordance therewith, in such event, either voluntary or involuntary, the remaining assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of the Common Stock in proportion to the number of shares of such stock owned by each such holder.
          3. Redemption.
               (a) If, at any time, a holder of shares of Common Stock or Preferred Stock acquires additional shares of Common Stock or Preferred Stock, or is otherwise attributed with ownership of such shares, that would cause the Corporation to violate (in each case, an “FCC Violation”) (A) any requirement of the FCC regarding foreign ownership (collectively, “Foreign Ownership Requirements”) or (B) any other rule or regulation of the FCC applicable to the Corporation, then the Corporation may, at the option of the Board of Directors, redeem from the holder or holders causing such FCC Violation a sufficient number of shares of Common Stock or Preferred Stock to eliminate the FCC Violation by paying in cash therefor a sum equal to the Redemption Price. The “Redemption Price” (herein so called) shall equal such price as is mutually determined by such stockholders and the Corporation, or, if no agreement can be reached, shall equal either (i) seventy-five percent (75%) of the fair market value of the Common

Stock (the “Common Stock Fair Market Value”) or the Fair Market Value of the Preferred Stock, as applicable, where such holder caused the FCC Violation, or (ii) one hundred percent (100%) of the Common Stock Fair Market Value or the Fair Market Value of the Preferred Stock, as applicable, where the FCC Violation was caused by no fault of the holder; provided, however, that the determination of whether such party caused the FCC Violation shall be made, in good faith, by the disinterested members of the Board of Directors. As used in this Section (D)(3), the Common Stock Fair Market Value shall be determined as follows:
                    (i) if the Common Stock is publicly traded at the time of determination, the average of the closing prices for the Common Stock on all domestic securities exchanges on which such may at the time be listed, or, if there have been no sales on any such exchange on such day, the average of the highest bid and lowest asked prices on all such exchanges at the end of such day, or, if on any day such security is not so listed, the average of the representative bid and asked prices quoted on the NASDAQ system as of the close of trading on such day, or if on any day such security is not quoted in the NASDAQ system, the average of the highest bid and lowest asked prices on such day in the domestic over-the-counter market as reported by the Pink Sheets, LLC, or any similar successor organization, in each such case averaged over the 30-day period ending three days prior to the Redemption Date (as defined in (D)(3)(b) below); and
                    (ii) if the Common Stock is not publicly traded at the time of determination then, the fair value of the Common Stock as determined in good faith by the disinterested members of the Board of Directors.
     As used in this Section (D)(3), the Preferred Stock Fair Market Value shall mean the value determined by multiplying the Common Stock Fair Market Value by the number of shares of Common Stock into which the share of Preferred Stock is then convertible.
               (b) At least five (5) but no more than thirty (30) days prior to any date on which Common Stock or Preferred Stock is to be redeemed (a “Redemption Date”), written notice shall be by mail, first class postage prepaid, overnight mail, facsimile, or electronic mail to each holder of record (at the close of business on the business day next preceding the day on which notice is given) of the shares of Common Stock or Preferred Stock to be redeemed, at the address last shown on the records of the Corporation for such holder, notifying such holder of the redemption to be effected, specifying the number of shares to be redeemed from such holder, the Redemption Date, the Redemption Price, the place at which payment may be obtained and calling upon such holder to surrender to the Corporation, in the manner and at the place designated, his, her or its certificate or certificates representing the shares to be redeemed (the “Redemption Notice”). Except as provided in subsection (3)(c) on or after the Redemption Date, each holder of shares of Common Stock or Preferred Stock to be redeemed shall surrender to the Corporation the certificate or certificates representing such shares, in the manner and at the place designated in the Redemption Notice, and thereupon the Redemption Price of such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be canceled. In the event less than all the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares.

               (c) From and after the Redemption Date, unless there shall have been a default in payment of the Redemption Price, all rights of the holders of shares of Common Stock or Preferred Stock designated for redemption in the Redemption Notice as holders of such shares of Common Stock or Preferred Stock (except the right to receive the Redemption Price without interest upon surrender of their certificate or certificates) shall cease with respect to such shares, and such shares shall not thereafter be transferred on the books of the Corporation or be deemed to be outstanding for any purpose whatsoever. If the funds of the Corporation legally available for redemption of shares of Common Stock or Preferred Stock on any Redemption Date are insufficient to redeem the total number of shares of Common Stock or Preferred Stock to be redeemed on such date, those funds which are legally available will be used to redeem the maximum possible number of such shares ratably among the holders of such shares to be redeemed based upon their holdings of Common Stock or Preferred Stock to be redeemed. The shares of Common Stock or Preferred Stock not redeemed shall remain outstanding and entitled to all the rights and preferences provided herein. At any time thereafter when additional funds of the Corporation are legally available for the redemption of shares of Common Stock or Preferred Stock, such funds will immediately be used to redeem the balance of the shares which the Corporation has become obligated to redeem on any Redemption Date but which it has not redeemed.
               (d) Prior to effecting any such redemption, the Corporation shall provide any holder of Common Stock or Preferred Stock to be redeemed with reasonable prior written notice of the regulatory problem giving rise to the Corporation’s redemption right and, if requested to do so by such holder, the Corporation shall reasonably cooperate with such affected holder in arranging another method to minimize or eliminate the regulatory problem giving rise to the Corporation’s redemption right, including, but not limited to and not in any particular order of priority, preparing and filing waiver requests with the FCC, developing alternative ownership structures, assisting with a sale of such holders interest in the Company, amending the Corporation’s Certificate of Incorporation and obtaining FCC approvals for such transaction.
     (E) Voting Rights.
          1. Common Stock. The holders of Common Stock shall have the right to vote on every matter submitted to a vote of the holders of capital stock of the Corporation other than any matter on which only the holders of one or more other classes or series of capital stock of the Corporation are entitled to vote separately as a class.
          2. Preferred Stock. Except as specifically limited herein, the holders of Preferred Stock shall have such voting rights as shall be set forth in any Certificate of Designation relating thereto.
ARTICLE V
POWER TO AMEND BYLAWS
     (A) Board of Directors. Except as otherwise provided in this Third Amended and Restated Certificate of Incorporation, the Board of Directors is expressly authorized, upon the affirmative vote of a majority of the directors then serving, to make, adopt, alter, amend, and repeal from time to time the Bylaws of the Corporation and make from time to time new Bylaws of the Corporation (subject to the right of the stockholders entitled to vote thereon to adopt, alter, amend, and repeal Bylaws made by the Board of Directors or to make new Bylaws).
     (B) Stockholders. The stockholders of the Corporation may adopt, alter, amend, or repeal Bylaws made by the Board of Directors or make new Bylaws solely upon the affirmative vote of the holders of shares having 66 2/3% of the aggregate votes underlying the outstanding shares of capital stock then entitled to vote thereon.
ARTICLE VI
BOARD OF DIRECTORS
     (A) Number, Election and Term of Directors.
          1. The number of directors constituting the entire Board of Directors shall be fixed by, or in the manner provided in, the Bylaws of the Corporation, or as provided in accordance with any Certificate of Designation. Effective upon the filing of this Third Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware (such date hereinafter referred to as the “Trigger Date”), the directors, other than those who may be elected by the holders of any series of Preferred Stock, shall be divided into three classes: Class I, Class II and Class III. Such classes shall be as nearly equal in number of directors as possible. Each such director shall serve for a term ending on the third annual meeting of stockholders following the annual meeting of stockholders at which that director was elected; provided, however, that the directors first designated as Class I directors shall serve for a term expiring at the annual meeting of stockholders next following the date of their designation as Class I directors, the directors first designated as Class II directors shall serve for a term expiring at the second annual meeting of stockholders next following the date of their designation as Class II directors, and the directors first designated as Class III directors shall serve for a term expiring at the third annual meeting of stockholders next following the date of their designation as Class III directors. Upon the Trigger Date, if then permitted by applicable law, the Board of Directors shall have the authority to designate the members of the Board of Directors then in office as Class I directors, Class II directors and Class III directors, respectively. Each director shall hold office until the annual meeting of stockholders at which that director’s term expires and, the foregoing notwithstanding, shall serve until his successor shall have been duly elected and qualified or until his earlier death, resignation, retirement, disqualification or removal.
          2. At each annual election, the directors chosen to succeed those whose terms then expired shall be of the same class as the directors they succeed, unless, by reason of any intervening changes in the authorized number of directors, the Board of Directors shall have designated one or more directorships whose term then expires as directorships of another class in order to more nearly achieve equality of number of directors among the classes.
          3. In the event of any change in the authorized number of directors, each director then continuing to serve as such shall nevertheless continue as a director of the class of which he is a member until the expiration of his current term, or his prior death, resignation, retirement, disqualification or removal. The Board of Directors shall specify the class to which a newly created directorship shall be allocated.

     (B) Vacancies. Any vacancies of the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or other reason may be filled as provided in the Bylaws of the Corporation.
     (C) Written Ballots not Required. Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.
     (D) Removal of Directors. Subject to the rights of the holders of any class or series of Preferred Stock then outstanding, any director may be removed from office at any time, with or without cause, by the affirmative vote of the holders of at least a majority of the voting power underlying the outstanding shares of the Corporation’s capital stock entitled to elect such director, voting separately as a class.
     (E) Corporate Opportunity Matters.
          1. Except as set forth in subsection (2) of this Article VI(E)), to the extent permitted by the DGCL, if any non-employee director (or any of his or her affiliates) acquires knowledge of a potential transaction or matter which may be a corporate opportunity, the Corporation shall have no interest or expectancy in being offered by such non-employee director any opportunity to participate in such corporate opportunity, any such interest or expectancy being hereby renounced, so that, as a result of such renunciation and without limiting the scope of such renunciation, such person (a) shall have no duty to communicate or present such corporate opportunity to the Corporation and (b) shall have the right to hold any such corporate opportunity for its (and its officers’, directors’, agents’, stockholders’ or affiliates’) own account or to recommend, sell, assign or transfer such corporate opportunity to persons other than the Corporation; provided, however, that the foregoing shall not preclude or prevent the Corporation from pursuing any corporate opportunity that may be presented to it by any means.
          2. Notwithstanding the provisions of subsection (1) of this Article VI(E), the Corporation does not renounce any interest or expectancy it may have in any corporate opportunity that is offered to any non-employee director, if such opportunity is expressly offered to such non-employee director (or his or her affiliates) solely in, and as a direct result of, his or her capacity as a director of the Corporation.
ARTICLE VII
MEETINGS OF STOCKHOLDERS; ACTION WITHOUT A MEETING
     (A) Meetings of Stockholders. Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws of the Corporation may provide. Special meetings of the stockholders of the Corporation may be called, for any purpose or purposes, in the manner provided in the Bylaws of the Corporation. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws of the Corporation. The books of the Corporation may be kept (subject to any provision contained in the statues) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

     (B) Stockholder Action by Written Consent. No action shall be taken by the stockholders of the Corporation except at an annual or special meeting of such stockholders. The stockholders of the Corporation may not take action by written consent.
ARTICLE VIII
INDEMNIFICATION
     (A) The Corporation shall, to the fullest extent permitted by the DGCL in effect on the date of the effectiveness of this Third Amended and Restated Certificate of Incorporation, and to such greater extent as the DGCL may thereafter permit, indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative by reason of the fact that he is or was a director, manager, member, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, manager, member, officer, employee or agent of another corporation, partnership, limited liability company, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, liabilities, losses, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding.
     (B) To the extent that a director, manager, member, officer, employee or agent of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Section (A) of this Article VIII, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith.
     (C) Any indemnification under Section (A) of this Article VIII (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in the DGCL. Such determination shall be made (i) by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (ii) if such a quorum is not obtainable, or, even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (iii) by the stockholders of the Corporation.
     (D) Expenses (including attorneys’ fees) incurred by an officer, director, a manager of a Corporation limited liability company, or a member of a management committee of a Corporation limited liability company, in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director, officer, manager or member to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation as authorized in this Article VIII. Such expenses (including attorneys’ fees) incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the Board of Directors deems appropriate.
     (E) The indemnification and advancement of expenses provided by, or granted pursuant to, the other sections of this Article VIII shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any law, Bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in an official capacity and as to action in another capacity while holding such office.
     (F) The Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, manager, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, manager, member, employee or agent of another corporation, partnership, limited liability company, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under the provisions of Section 145 of the DGCL.
     (G) For purposes of this Article VIII, references to “the Corporation” shall include, in addition to the resulting corporation, any constituent corporation, partnership, limited liability company, or joint venturer or other enterprise (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, managers, members, employees or agents so that any person who is or was a director, officer, manager, member, employee or agent of such constituent corporation, partnership, limited liability company, or joint venturer or other enterprise, or is or was serving at the request of such constituent corporation, partnership, limited liability company, or joint venturer or other enterprise as a director, officer, manager, member, employee or agent of another corporation, partnership, limited liability company, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Article VIII with respect to the resulting or surviving corporation, partnership, limited liability company, or joint venturer or other enterprise as he would have with respect to such constituent corporation if its separate existence had continued.
     (H) For purposes of this Article VIII, (i) references to “other enterprises” shall include employee benefit plans, including without limitation, any plan of the Corporation which is governed by the Employee Retirement Income Security Act of 1974, as amended from time to time (collectively, “Employee Benefit Plans”), (ii) references to “fines” shall include any excise taxes assessed on a person with respect to an Employee Benefit Plan, (iii) references to “serving at the request of the Corporation” shall include any service as a director, officer, employee or agent of the Corporation which imposes duties on, or involves service by, such director, officer, employee or agent with respect to any Employee Benefit Plan, its participants or beneficiaries, and (iv) a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an Employee Benefit Plan shall be deemed to have acted in a manner “not opposed to the best interests of the Corporation” as referred to in this Article VIII.
     (I) The indemnification and advancement of expenses provided by, or granted pursuant to, this Article VIII shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, manager, member, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.
     (J) The provisions of this Article VIII shall be deemed to be a contract between the Corporation and each director, officer, employee or agent who serves in such capacity at any time while this Article VIII is in effect. Any repeal or modification of this Article VIII shall be prospective only, and shall not adversely affect any rights or obligations then existing with respect to any state of facts then or theretofore existing or any action, suit or proceeding theretofore or thereafter brought based in whole or in part upon any such state of facts.
ARTICLE IX
LIMITATION OF LIABILITY
     A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, as the same exists or hereafter may be amended or replaced, or (iv) for any transaction from which the director derived any improper personal benefit. If the DGCL is amended after the date of filing this Third Amended and Restated Certificate of Incorporation to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation, in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by the DGCL as so amended. Any repeal or modification of this Article IX shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of the Corporation existing at the time of such repeal or modification.
ARTICLE X
AMENDMENTS TO CERTIFICATE OF INCORPORATION
     The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Third Amended and Restated Certificate of Incorporation in the manner now or hereafter prescribed by law, and all rights and powers conferred herein on stockholders, directors and officers are subject to this reserved power; provided that, notwithstanding the fact that a lesser percentage may be specified by the DGCL, the affirmative vote of the holders of record of outstanding shares representing at least seventy-five percent (75%) of the voting power of all of the shares of capital stock of the Corporation then entitled to vote generally in the election of the Board of Directors, voting together as a single class, shall be required to amend, alter, change, repeal, or adopt any provision or provisions inconsistent with, Article IV, Article V, Article VI, Section (B) of Article VII, Article VIII, Article IX and this Article X of this Third Amended and Restated Certificate of Incorporation unless such amendment, alteration, change, repeal or adoption of any inconsistent provision or provisions is adopted or authorized by the Board of Directors by the affirmative vote of at least seventy-five percent (75%) of all of the members of the Board of Directors.
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     IN WITNESS WHEREOF, this Third Amended and Restated Certificate of Incorporation has been executed by the President and Chief Executive Officer of the Corporation on this                      day of                      2007.

METROPCS COMMUNICATIONS, INC.
By:
Roger D. Linquist
President and Chief Executive Officer